Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Chesapeake Utilities Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.4867 per share	Rule 457(r)	(1)	(1)	(1)	(1)	(1)

Fee Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

The Registrant is registering an indeterminate number of shares of its common stock, par value $0.4867 per share (the “Common Stock”), as may from time to time be offered in unspecified numbers and at indeterminate prices. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder includes such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.